                                                                    EXHIBIT 10.2



                             TEXAS ALC PARTNERS, LP
                     11835 NE GLENN WIDING DRIVE, BUILDING E
                           PORTLAND, OREGON 97220-9057
                     Phone (503) 252-6233 Fax (503) 255-9948



                               September 25, 2001



VIA FACSIMILE AND FEDERAL EXPRESS


T and F Properties, L.P.
c/o Mr. Michael F. Bushee
LaQuinta Properties, Inc.
197 First Avenue, Suite 300
Needham, MA  02494


        Re:  Option Agreement with Assisted Living Concepts, Inc.


Dear Mike:

        This letter ("Option Agreement") sets forth the terms and conditions pursuant to which T and F Properties, L.P. ("Seller") is granting an option (the "Option") to Texas ALC Partners, L.P. ("Texas ALC") to purchase the Property (as defined in Exhibit "B" to this Option Agreement), together with whatever interest, if any, Seller has in the Personal Property (as defined in Exhibit "B" to this Option Agreement) for the purchase price of TWENTY-THREE MILLION FIVE HUNDRED THOUSAND DOLLARS ($23,500,000) (the "Purchase Price") and on the other terms and conditions outlined in Exhibit "B" to this Option Agreement. Texas ALC may not assign its rights hereunder; provided, however, that upon prior written notice to Seller, Texas ALC may designate one or more nominees to take title to all or any portion of the Property. Texas ALC acknowledges that it currently leases the Property from Seller pursuant to five separate facility lease agreements (collectively, the "Facility Lease Agreements").

        In return for Seller's hereby granting to Texas ALC the Option to purchase the Property, Texas ALC agrees to deliver to Seller the amount of TWENTY-FIVE THOUSAND DOLLARS ($25,000) (the "Option Payment"). Within one (1) business day after Texas ALC's receipt of this Option Agreement executed by Seller in the space provided below, Texas ALC shall deliver to Seller the Option Payment by wire according to the wiring instructions provided to Texas ALC by Seller. Upon the date of the receipt of the Option Payment by Seller, this Option Agreement shall be effective (the "Effective Date").

        The term of the Option shall commence on the Effective Date and will expire on October 31, 2001 (the "Option Expiration Date"). This Option Agreement shall terminate on the earlier to occur of: (i) in the event that Texas ALC does not elect to exercise the Option in accordance with the terms hereof, 11:59 p.m. EST on the Option Expiration Date or (ii) in the

Mr. Michael F. Bushee
September 25, 2001
Page 2



event that Texas ALC elects to exercise the Option in accordance with the terms hereof, (a) the Close of Escrow (as hereinafter defined), if transaction contemplated hereunder is consummated or (b) 11:59 p.m. EST on the Closing Date (as hereinafter defined) if the transaction contemplated hereunder is not consummated. In order to exercise the Option, Texas ALC shall deliver to Seller by facsimile or overnight mail delivery, a written notice of its intent to exercise such Option (the "Election Notice") on or prior to 5:00 p.m. EST on the Option Expiration Date; time is of the essence.

        In the event that Texas ALC exercises the Option on or prior to the Option Expiration Date and the transaction contemplated hereunder is consummated, at the Close of Escrow, the amount of the Option Payment shall be applied against and be deemed to be a payment credited against the Purchase Price. On the other hand, in the event Texas ALC fails to exercise the Option on or prior to the Option Expiration Date, Seller may retain the full amount of the Option Payment, and the Option shall automatically expire without any further notice or documentation required of either party.

        The parties understand and agree that in the event the Option is not exercised on or prior to the Option Expiration Date, then, the parties' respective interests in the Property shall be and remain as they are on the date of this letter set forth above, such failure to exercise the Option having no effect on such interests.

        In the event Texas ALC exercises the Option on or prior to the Option Expiration Date and the transaction contemplated hereunder does not close due to
(i) a failure of any condition precedent to be satisfied (other than a default by Seller), then, Seller may retain the full amount of the Option Payment and the Option shall automatically expire without any further notice or documentation required of either party or (ii) the default of a party, then, the nondefaulting party's remedy shall be as set forth in Exhibit "B" hereto in
Section 12.

        Seller understands and acknowledges that Texas ALC intends to disclose the terms and conditions of this Option Agreement to the unofficial committee of the bondholders for the public holding bonds issued by Texas ALC's parent company, Assisted Living Concepts, Inc. (the "Parent").

        Texas ALC's offer to Seller to enter into this Option Agreement is to expire at 5:00 p.m. PDT on September 26, 2001, unless signed and returned to me before such date. Facsimile signatures shall have the same binding effect as originals.

        By executing this letter, Seller agrees to withdraw the Property from the market until the earlier to occur of (i) in the event that Texas ALC does not elect to exercise the Option, November 1, 2001 or (ii) in the event that the purchase of the Property is not consummated, November 16, 2001.

Mr. Michael F. Bushee
September 25, 2001
Page 3



        We look forward to hearing from you.


                                       Very truly yours,

                                       TEXAS ALC PARTNERS, LP, A TEXAS
                                       LIMITED PARTNERSHIP

                                              BY:   TEXAS ALC, INC.
                                              ITS:  GENERAL PARTNER

                                                    By: ________________________
                                                          Wm. James Nicol, Chief
                                                          Executive  Officer

SC:kem
cc:     Kathryn Arnone, Esq. (via facsimile)
        Robert Klyman, Esq. (via facsimile)
        James Smith, Esq. (via facsimile)
        Drew Miller
        Sandra Campbell, Esq.




THE ABOVE OPTION AGREEMENT IS ACCEPTED AND
AGREED TO THIS ___ DAY OF SEPTEMBER, 2001.

T AND F PROPERTIES, LP, A DELAWARE LIMITED PARTNERSHIP

        BY:  MT GENERAL, LLC
        ITS:  GENERAL PARTNER

               BY: ___________________________________________
                   Michael F. Bushee, Chief Operating Officer

                                   EXHIBIT "A"
                                       TO
                                OPTION AGREEMENT



Azalea House (Henderson, Texas)
Lakewell House (Mineral Wells, Texas)
Santa Fe House (Plainview, Texas)
Chisholm House (Abilene, Texas)
Marcy House (Big Springs, Texas)
Bluebonnet House (College Station, Texas)
Meredith House (Pampa, Texas)
Millican House (Bryan, Texas)
Conner House (Canyon, Texas)
Austin House (Nacogdoches, Texas)
Hoyt House (Sweetwater, Texas)
Lucas House (Beaumont, Texas)
Hickory House (Levelland, Texas)
Sabine House (Orange, Texas)
Wheeler House (Gainesville, Texas)
Potter House (Amarillo, Texas)

                                   EXHIBIT "B"
                                       TO
                                OPTION AGREEMENT


        The following are the salient terms and conditions for the purchase and sale of the Property in the event the Option is exercised by Texas ALC.

        1. PURCHASE OF ASSETS. Texas ALC will purchase from Seller the following assets (collectively, the "Assets"):

           (a) Fee simple interest in and to the real property and the improvements thereon demised to Texas ALC pursuant to the Facility Lease Agreements, including, without limitation, the assisted living facilities (collectively, the "Facilities"), described on Exhibit "A" to the Option Agreement, together with all rights and appurtenances thereto (such real property , improvements, rights and appurtenances are collectively referred to herein as the "Property"). Seller shall convey such fee simple interest in the Property to Texas ALC by Special Warranty Deed, subject only to the Permitted Exceptions (as defined in Section 8(a) below).

           (b) All furniture, fixtures, equipment, signs, case goods, soft goods, bedding and linens, kitchen and dining goods, applicants, maintenance and landscaping tools and equipment, and supplies currently owned by Seller, if any, that is located on or used in the operation of the Property ("Personal Property"). Without limiting the foregoing, Seller makes no representation that it owns any Personal Property. Seller shall convey the Personal Property to Texas ALC by Bill of Sale "as is" and without warranties of title.

        2. "AS IS" CONDITION. Texas ALC acknowledges that Texas ALC and/or the Parent have been in possession and control of the Assets since Seller or Seller's affiliate first took title to the same. Accordingly, the Assets will be conveyed to Texas ALC in "as is" condition, with Seller making no representations and warranties with regard to the condition of the Assets. Except for the express representations and warranties contained in this Exhibit "B", Seller is not making, and Texas ALC is not relying upon, any representation or warranty, express or implied, of any nature whatsoever with respect to the Property. Consequently, Texas ALC (on its own behalf and its designee, if any) waives any and all claims and causes of action, now or hereafter arising, against Seller in respect of the condition of the Property. SELLER MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO THE PROPERTY, EITHER AS TO ITS FITNESS FOR ANY PARTICULAR PURPOSE OR USE, ITS DESIGN OR CONDITION OR OTHERWISE, OR AS TO DEFECTS IN THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT; IT BEING AGREED THAT ALL RISKS RELATING TO THE DESIGN, CONDITION AND/OR USE OF THE PROPERTY ARE TO BE BORNE BY TEXAS ALC. WITHOUT LIMITING ANY OF THE PROVISIONS OF THE FACILITY LEASE AGREEMENTS, AS OF THE CLOSE OF ESCROW, TEXAS ALC ASSUMES ALL RISK OF (I) THE PHYSICAL CONDITION OF THE PROPERTY, (II) THE SUITABILITY OF THE PROPERTY FOR OPERATION IN ACCORDANCE WITH ITS PRIMARY INTENDED USE (AS DEFINED UNDER THE FACILITY LEASE AGREEMENTS), (III) THE COMPLIANCE OR NON-COMPLIANCE OF THE

PROPERTY WITH ALL APPLICABLE REQUIREMENTS OF LAW, INCLUDING BUT, NOT LIMITED TO, ENVIRONMENTAL LAWS AND ZONING AND OTHER LAND USE LAWS, (IV) ALL MATTERS THAT A SURVEY MAY DISCLOSE AND (V) SUBJECT TO SELLER'S PERFORMANCE OF ITS OBLIGATIONS HEREUNDER, WHETHER TITLE TO THE PROPERTY IS INSURABLE. Without limiting the foregoing, Texas ALC acknowledges and agrees that, in connection with the consummation of the transaction contemplated hereunder, in the event that Texas ALC obtains or seeks to obtain title insurance insuring its interest in the Property, Seller shall not be obligated to provide any form of representation or indemnification to the title insurance company issuing such policy; provided, however, that Seller shall provide to such title insurance company (1) a copy of its partnership agreement and the articles of incorporation of its general partner, (2) evidence of its authority to execute and deliver the transaction documents to which it is a party, (3) evidence of Seller's qualification to do business in the state where the Property is located, (4) certificates of good standing relating to the Seller from the state where the Property is located and from the state of its formation, (5) evidence of the clearance of any lien that does not constitute a Permitted Exception under paragraph 8(a)(i) and (6) an affidavit that Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

        3. Purchase Price Allocation; Payment and Adjustments.

           (a) PURCHASE PRICE. The entire Purchase Price shall be allocated to the real estate being conveyed. In the event that Texas ALC exercises the Option in accordance with the terms hereof, then, prior to the Close of Escrow, Seller and Texas ALC agree to the reasonable allocation of the Purchase Price among the properties listed on Exhibit "A" to the Option Agreement.

           (b) PAYMENT. The Purchase Price shall be payable as follows:

               (i) The amount of the Option Payment shall be credited as provided above.

               (ii) The balance of the Purchase Price shall be paid in cash/good funds by wire transfer at the Close of Escrow.

           (c) CLOSING ADJUSTMENTS. The Purchase Price will be adjusted at the Close of Escrow, to reflect prorations of Rent (as defined under the Facility Lease Agreements) due under Facility Lease Agreements through the date of the Close of Escrow. All expenses relating to the ownership and operation of the Assets are passed through to Texas ALC under the Facility Lease Agreements, so there will be no adjustments for such expenses at Close of Escrow. Without limiting the foregoing and notwithstanding anything to the contrary set forth in the Facility Lease Agreements, at the Close of Escrow, Texas ALC shall pay to Seller an amount equal to the Seller's reasonable estimate of the Additional Rent (as defined under the Facility Lease Agreements) due for the quarter in which the Close of Escrow occurs (the "Closing Quarter"). Within ninety (90) days after the Closing Date, Texas ALC shall deliver to Seller an Officer's Certificate (as defined under the Facility Lease Agreements) in a form reasonably acceptable to Seller and certified by the general partner of Texas ALC setting forth a calculation of the Additional Rent for the period from the commencement of the Closing Quarter through the

Closing Date. A final reconciliation of the Additional Rent due for the Closing Quarter shall be made based upon such Officer's Certificate. If, as a result of such reconciliation, (a) the Additional Rent determined to be due for the Closing Quarter exceeds the amount paid by Texas ALC at the applicable Closing, Texas ALC agrees to pay such difference to Seller within ten (10) days after such final reconciliation or (b) the Additional Rent determined to be due for the Closing Quarter is less than the amount paid by Texas ALC at such Closing, Seller agrees to refund such overpayment to such Texas ALC within ten (10) days after such final reconciliation. The provisions of this Paragraph shall survive the Close of Escrow.

        4. [INTENTIONALLY DELETED.]

        5. CLOSE OF ESCROW. The close of this transaction (the "Close of Escrow") shall occur on November 15, 2001 (the "Closing Date"). Time is of the essence. The Close of Escrow shall occur at a place and time to be designated by Texas ALC in the Election Notice. Notwithstanding the foregoing, the parties hereto are willing to consummate the transaction contemplated hereunder by utilizing a nationally recognized title insurance company designated by Texas ALC as escrow agent for the delivery of the required documents hereunder, subject to such escrow arrangements as are reasonably acceptable to Seller and Texas ALC. The Seller acknowledges and agrees that Chicago Title Insurance Company would be acceptable as an escrow agent.

        6. NO ASSUMPTION OF LIABILITIES. Texas ALC will not assume any debts, obligations, or liabilities of Seller, except as may otherwise be provided under the Facility Lease Agreements.

        7. CASH COLLATERAL. At the Close of Escrow, Seller shall refund to Texas ALC the Cash Collateral (as defined under the Facility Lease Agreements) held by Seller (as of the Close of Escrow), together with all interest and/or investment income accrued thereon, by providing Texas ALC with a credit against the Purchase Price. The amount of the Cash Collateral held by Seller as of the date hereof is EIGHT HUNDRED THIRTY-THREE THOUSAND THREE HUNDRED TWENTY-SIX AND 38/100 DOLLARS ($833,326.38), plus interest and/or investment income accrued thereon. See Schedule 1 to this Exhibit "B" to Option Agreement, which Schedule 1 is attached hereto and incorporated herein by this reference, and which lists the principal amount of Cash Collateral held by Seller as of the date hereof (allocated by Facility).

        8. CONDITIONS OF TEXAS ALC'S OBLIGATION TO CLOSE THE PURCHASE OF ASSETS. In the event Texas ALC exercises the Option on or prior to the Option Expiration Date, Texas ALC's obligation to purchase the Assets shall be conditioned upon the following being satisfied or waived by Texas ALC on or before the Close of Escrow; provided, however, the acceptance by Texas ALC or its designee of the Special Warranty Deeds shall be deemed to be a full performance and discharge of every agreement and obligation of Seller hereunder, except those obligations hereunder that by their express terms survive such acceptance.

           (a) The condition of title to the Assets must be satisfactory to Texas ALC in its reasonable discretion.

               (i) Texas ALC shall be responsible for obtaining title insurance for the Property and it shall review the condition of title to the Property pursuant to a current title commitment report for the Property, accompanied by legible copies of all underlying documents, issued by the Chicago Title Insurance Company. Upon review of the title commitment and all underlying documents by Texas ALC, Texas ALC shall provide written notice to Seller of the exceptions to title which Seller must remove prior to closing in order that Texas ALC will be able to take title subject only to Permitted Exceptions. Seller understands that Texas ALC will require Seller to remove at or prior to Close of Escrow any and all liens and encumbrances that do not constitute Permitted Exceptions. As used herein, the term "Permitted Exceptions" shall be defined as and include (1) any exceptions to title subject to which Seller (or its affiliate) took title from ALC as set forth in Seller's (or such affiliate's) owner's policy of title insurance, (2) any exceptions to title created during the term of the Facility Lease Agreements with the consent of Texas ALC or for the benefit of the Property and (3) any exceptions for which the lessee under the Facility Lease Agreements is responsible. In no event shall the term Permitted Exceptions be deemed to include any voluntary monetary liens created by Seller or its affiliate or involuntary liens arising out of the acts or omissions of Seller or its affiliate.

               (ii) Texas ALC will provide Seller with a UCC search or searches and legible copies of all instruments affecting title to the personal property for Seller to prepare the appropriate terminations and releases. Texas ALC shall review the condition of title to the Personal Property which must be free and clear of all liens attributable to Seller or filed against the Personal Property by Seller.

           (b) Any as-built survey(s) of the Property, obtained by Texas ALC, shall be satisfactory to ALC in its reasonable discretion.

           (c) Texas ALC shall have obtained funds from a lender in the amount of the total Purchase Price of the Assets, if Texas ALC elects to take title to the Assets; or, alternatively, if a nominee of Texas ALC is to take title to the Assets, then that nominee shall be committed to leasing back the Property to Texas ALC on terms mutually acceptable to that party as lessor and Texas ALC as lessee, with the lease agreement(s) to commence contemporaneously with the Close of Escrow.

           (d) Seller shall have executed the following documents in form mutually acceptable to Seller and Texas ALC: (i) recordable Terminations of Facility Lease Agreements for each parcel comprising the Property; (ii) recordable releases or reconveyances of deeds of trust or mortgages and security agreements for each such parcel; (iii) recordable releases of fixture filings for each such parcel; (iv) releases of all UCC-1 Financing Statements filed by Seller identifying Texas ALC or any affiliate of Texas ALC as the debtor/lessee; and (v) terminations or mutual releases of all other agreements reasonably requested by Texas ALC or Seller that arose out of the purchase of the Assets by Seller or its affiliate and the leaseback by Texas ALC or its affiliate; provided, however, that it is acknowledged and agreed that nothing set forth herein or in any terminations of the Facility Lease Agreements and/or any of the other releases or terminations to be executed at the Close of Escrow shall be deemed to amend, modify or limit any provisions set forth in the Facility Lease Agreements or any of the other Lease Documents (as defined under the Facility Lease Agreements) which by their express terms provide that they will survive the expiration or earlier termination of the Facility Lease Agreements and/or the other Lease Documents.

        9. CLOSING COSTS. Texas ALC shall pay the cost of its owner's policy of title insurance, any title endorsements to such policy, the cost of the survey, if any, and all transfer tax costs. The escrow fees shall be shared equally by Seller and Texas ALC. Seller will pay the recording costs for any releases or reconveyances of liens or security interests which were created by Seller or which Seller is required to remove hereunder. Texas ALC shall pay the recording costs for the Special Warranty Deeds, the Memoranda of Termination of Facility Lease Agreements, any other termination and/or release agreements not to be paid for by Seller (as provided above), and any liens created by Texas ALC.

        10. COMMISSIONS. Texas ALC agrees to hold harmless, indemnify and defend the Seller from and against any and all claims made by (i) Cohen & Steers claiming a right to a fee or commission or (ii) any third party claiming a right to a fee or commission by through or under Texas ALC. Seller agrees to hold harmless, indemnify and defend Texas ALC from and against any and all claims made by any third party, other than Cohen & Steers, claiming a right to a fee or commission by, through or under Seller. Seller represents and warrants to Texas ALC that Seller has not engaged Cohen & Steers as its agent, finder or broker with respect to the Assets. The provision of this Paragraph shall survive the Close of Escrow or any termination of this Option Agreement.

        11. CONTINGENT CLOSING. The purchase of the Assets is contingent upon the simultaneous close of the purchase of all the Assets (including, without limitation, the sixteen properties which constitute the real property portion of the Assets), unless otherwise expressly waived, in writing, by Texas ALC and Seller.

        12. REMEDIES. In the event of a default by Texas ALC, Seller's sole remedy shall be to terminate this Option Agreement and retain the Option Payment as liquidated damages. In the event of a default by Seller, then Texas ALC's sole remedy shall be to: (i) terminate this Option Agreement and receive a refund of the Option Payment or (ii) enforce specific performance of this Option Agreement and Seller's obligations thereunder. Except as otherwise expressly provided herein, in the event of any termination of this Option Agreement due to a default by either party, both parties shall be released of any further obligations hereunder.

        13. REPRESENTATIONS AND WARRANTIES.

           (a) Seller represents and warrants to Texas ALC that as of the date hereof and as of the Close of Escrow: (i) Seller has been duly organized and is validly existing as a limited partnership, is in good standing in the state of its organization and is qualified to do business and is in good standing in the state in which the Property is located, and the person signing the this Option Agreement and the other documents required hereunder on behalf of Seller is authorized to do so, (ii) no other person or party has any right to purchase the Assets, (iii) Seller has not received any written notice of condemnation, eminent domain and, to Seller's knowledge, no similar proceedings are pending or threatened with regard to the Property, (iv) to the best of Seller's knowledge, Seller has not received any written notice of any pending or threatened liens, special assessments, condemnations, impositions or increases in assessed valuations to be made against the Property by any governmental authority and (v) Seller is not a "foreign person" as defined in Section 1445(f)(3) of the Internal Revenue Code of 1986, as amended.

            (b) Texas ALC represents and warrants to Seller that as of the date hereof and as of the Close of Escrow: (i) Texas ALC has been duly organized and is validly existing as a limited partnership, is in good standing in the state of its organization and is qualified to do business and is in good standing in the state in which the Property is located, and the person signing this Option Agreement and the other documents required hereunder on behalf of Texas ALC is authorized to do so, and (ii) there is no action or proceeding pending or, to Texas ALC's knowledge, threatened against Texas ALC which challenges or impairs Texas ALC's ability to execute or perform its obligations under the Purchase Agreement and other documents.

        14. ATTORNEYS' FEES AND COSTS. In the event that either party institutes legal action against the other party with respect to this Option Agreement , the party which prevails in such action shall be entitled to recover from the other party all courts costs and reasonable attorneys' fees incurred in connection therewith.

        15. CASUALTIES; CONDEMNATION. If any portion of the Property is damaged or destroyed by fire or other casualty, or if condemnation proceedings are instituted against any portion of the Property after the exercise of the Option and prior to the Close of Escrow, Seller shall assign the insurance or condemnation proceeds payable in respect of the fire or other casualty or condemnation to Texas ALC at the Close of Escrow and Texas ALC shall close the transaction contemplated hereunder without reduction in the Purchase Price. Nothing set forth herein shall relieve Texas ALC of any of its obligations under the Facility Lease Agreements (including, without limitation, any of its obligations thereunder with respect to casualties or condemnation) unless and until such Facility Lease Agreements are expressly terminated at the Close of Escrow as required hereunder in connection with the consummation of the transaction contemplated hereunder.

        16. FURTHER ASSURANCES. From time to time before or after the Close of Escrow, at no additional consideration, the parties hereto each agree that they will promptly execute and deliver all additional documents and perform (or cause the performance of) any other acts that may be reasonably requested in order to effectuate the intent of this Option Agreement and to consummate the transaction contemplated hereby. The provisions of this Paragraph shall survive the Close of Escrow or any termination of this Option Agreement.

        17. MODIFICATIONS. This Agreement may not be amended in any respect whatsoever except by a further agreement, in writing, fully executed by each of the parties.

                                   SCHEDULE 1
                                       TO
                                   EXHIBIT "B"



                         Cash Collateral(1) (as of December 31, 2000)

                           Austin House                   $45,334.87
                           Azalea House                    47,623.34
                           Bluebonnet House                55,559.53
                           Chisolm House                   56,805.06
                           Conner House                    48,320.55
                           Hickory House                   39,253.41
                           Hoyt House                      44,347.14
                           Lakewell House                  44,851.49
                           Lucas House                     70,259.07
                           Marcy House                     56,805.06
                           Meredith House                  59,103.79
                           Millican House                  45,414.94
                           Potter House                    70,588.32
                           Sabine House                    52,268.74
                           Santa Fe House                  52,794.43
                           Wheeler House                   43,996.65
                                                       --------------
                                                       $833,326.39(2)


--------

(1) Pursuant to Section 6.2.1 of the Facility Lease Agreements, Texas ALC Partners, L.P., as Lessee, deposited Cash Collateral with Seller, as Lessor, as security for Lessee's performance.

(2) Pursuant to Section 1.B of the Deposit Pledge Agreements, Texas ALC Partners, L.P. as Lessee, is entitled to all income earned on the Cash Collateral and all proceeds thereof.